EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 16, 2007, relating to the consolidated financial statements and financial statement schedules of Enstar Group Limited, appearing in the Annual Report on Form 10-K of Enstar Group Limited for the year ended December 31, 2006 and the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche
Hamilton, Bermuda
May 17, 2007